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                                                                      Exhibit 11


             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)

(In thousands, except
  per share amounts)
                                          Three Months Ended   Nine Months Ended
                                             September 30,        September 30,
                                            1996      1995      1996       1995
Primary:
    Net income applicable to
      common shares ....................   $10,626  $ 7,274    $26,482   $19,944

    Weighted average of common
      shares outstanding ...............    21,936   18,507     20,373    17,885
    Common share equivalents ...........       422      328        358       297

    Average common shares out-
      standing .........................    22,358   18,835     20,731    18,182

    Earnings per common share ..........   $   .48  $   .39    $  1.28   $  1.10

Fully diluted:
    Weighted average of common
      shares outstanding ...............    21,936   18,507     20,373    17,885
    Common share equivalents ...........       442      374        428       352
    Common shares issuable upon
      assumed conversion of subor-
      dinated debentures ...............       745    3,292      2,273     3,292

    Average common shares out-
      standing .........................    23,123   22,173     23,074    21,529

    Earnings per common share ..........   $   .46  $   .36    $  1.21   $  1.03


     Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax. For the quarter ended September 30, 1995, the interest elimination was $.73 million. For the nine months ended September 30, 1996 and 1995, the interest elimination was $1.46 million and $2.19 million, respectively.

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